Exhibit 99.2

Dear Exodus Shareholder,

Exodus is not just a mission, it’s a movement, and our movement has always needed to be self-custodial.

We had an extraordinary quarter with preliminary record revenue of $29.1 million, up 118% year over year, strong profitability and are slated to be uplisted on the NYSE American exchange on May 9, which we are pleased to be part of as we continue to educate and grow awareness of Exodus and the benefits of decentralized finance.

The market conditions for crypto in Q1 were strong with the recent SEC approval of spot Bitcoin ETFs, and Bitcoin prices appreciating from approximately $40,000 to $70,000. The crypto market is becoming mainstream and will likely continue to mature.

Since our founding, we’ve helped people take control of their own wealth by making it simple for everyone to enter a new financial system built upon self custody and the decentralized future. We do this by offering a self-custodial wallet with the best user experience in the market. This is a simple concept that drives a large impact, and we believe our platform is key to enabling people globally to enter the world of blockchain, or web 3, and reap its benefits.

Today, we are making significant strides in our next phase of growth by building out our Wallet-as-a-Service capabilities to provide a frictionless experience when navigating the crypto landscape, providing access to a number decentralized applications in a seamless way.

This quarter we launched our Wallet-as-a-Service product with Magic Eden, one of the largest NFT exchanges in the world and we are already seeing tremendous adoption. We are also working on expanding our fiat onboarding product natively on our platform through XO pay that is scheduled to launch in limited jurisdictions in Q2.

We achieved a number of major milestones this year, which serve as a checkpoint in the future of Exodus and where we’re headed. Looking even further ahead, we envision Exodus as the app to store all your digital assets – of course your Bitcoin and crypto, but also your tokenized stocks, bonds, and ETFs – in one place.

JP Richardson

CEO and Co-Founder

Information Regarding Preliminary Results

The preliminary results are unaudited, subject to completion of the Company’s financial reporting processes, based on information known by management as of the date of this press release and do not represent a comprehensive statement of our financial results for the quarter ended March 31, 2024.

Preliminary Key Metrics for the First Quarter 2024 Ended March 31, 2024 (Unaudited)

Monthly Funded Users(1): 1,077,472 in Q1 2024, up 31% from 821,566 in Q1 2023.

Monthly Active Users(2): 1,693,702 in Q1 2024, up 33% from 1,276,075 in Q1 2023..

Exchange Aggregation Business: The volume processed by the swap API Providers was approximately $1.35 billion in Q1 2024, up 102% from $0.65 billion in Q1 2023. Bitcoin, Ethereum, and Tether (ETH Network) were the top assets traded in Q1 2024, at 25%, 13%, and 13% of volume, respectively. Dollar amount per transaction was $1,914, up 28% YoY from $1,496 per transaction in Q1 2023.

Key metrics summary

	1Q24	1Q23
Exchange volume ($ millions)	$1,348	$646
Exchange transactions	704,397	431,350
$/transaction	$1,914	$1,497
Downloads	800,569	660,143

Preliminary Financial Results for the First Quarter 2024 Ended March 31, 2024 (Unaudited)

Revenue of $29.1 million for the quarter increased 118% relative to the prior year quarter. Exchange aggregation revenue of $26.8 million, the growth of fiat on/off-boarding revenue and the emergence of our Wallet-as-a-Service product accounted for the majority of total revenue in the first quarter.

Revenue by category

		% of 2024		% of 2023
Revenue ($ millions)	Q1 2024	Operating Revenue	Q1 2023	Operating Revenue	% Y/Y change
Exchange aggregation	$26.8	92.1%	$12.6	94.7%	111.8%
Staking	0.6	2.2%	0.2	1.2%	308.2%
Fiat on/off-boarding	1.0	3.5%	0.5	3.9%	91.8%
Other	0.7	2.2%	0.0	0.2%	2080.0
Operating Revenues	$29.1	100.0%	$13.3	100.0%	117.8%

(1) As of March 31, 2024. The “Monthly Funded Users” metric tracks the number of users with funded wallets who had an app session during the month. In 2023, the reported “Monthly Active Users” metric was the equivalent of the current “Monthly Funded Users” metric.

(2) As of March 31, 2024. The “Monthly Active Users” metric tracks the number of users who have had an app session during the month. In 2023, the reported “Monthly Active Users” metric was the equivalent of the current “Monthly Funded Users” metric.

Cost of Revenues was $10.7 million, an increase of 56% from the prior year. The increase is attributed to higher usage and activity, which have raised our cloud infrastructure services, along with an increase in employee compensation and benefit expense as a result of increased headcount.

Cost of revenues ($s in millions)	1Q24	1Q23
Software development expense	$4.4	$2.2
Customer support expense	2.0	1.6
Security and wallet operations expense	3.1	2.1
Depreciation and amortization	1.2	1.0

Total cost of revenues	$10.7	$6.9
as a % of revenue	36.8%	51.4%

General and Administrative Expenses were $8.0 million, an increase of 35% from the prior year. The increase is primarily due to higher audit expenses, legal expenditures, and an increase in headcount.

General and administrative expenses ($s in millions)	1Q24	1Q23

General and administrative expense	$7.6	$5.5
Advertising & Marketing	0.4	0.4
Depreciation	-	0.1

Total general and administrative expense	$8.0	$6.0
as a % of revenue	27.7%	44.8%

Net income was $54.8 million in Q1 2024, compared to $0.8 million in Q1 2023. The increase was primarily due to the adoption of ASU 2023-08 and higher exchange aggregation volume.

Adjusted EBITDA(3) was $13.2 million in Q1 2024, a significant increase relative to Q1 2023, due to higher exchange aggregation volume and growth in non-exchange products.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Unaudited)

In USD millions	1Q24	1Q23
Net income	$ 54.8	$ 0.8
Interest income	(1.0)	(0.4)
Income tax expense	13.2	0.7
Depreciation and amortization	1.2	1.0
EBITDA	$ 68.2	$ 2.1
Gain on impairment of digital assets, net	(56.9)	(0.4)
Staking rewards	(0.1)	-
Unrealized loss on investments	0.3	(0.1)
Stock-based compensation	1.7	1.9
Adjusted EBITDA	$ 13.2	$ 3.5

(3)Non-GAAP metric. See footnotes at the end of this communication.

(4) Includes digital assets marked to market under new GAAP guidelines, specifically ASU 2023-08. During the three months ended March 31, 2024, the Company’s increase in net income was primarily due to the adoption of ASU 2023-08 that resulted in the recognition of a net gain from the remeasurement of digital assets, which is included in net income and presented separately from changes in the carrying amount of other intangible assets.As a result of adopting the amendments, the Company’s cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the annual reporting period, or as of January 1, 2024, and did not retroactively adjust 2023.

Cash and digital asset holdings. We hold approximately $207 million in cash and digital assets, including over 1,750 Bitcoin in corporate treasury. As of March 31, 2024 we held $65.4 million in cash, cash equivalents, and U.S. Treasury Bills, as well as $136.9 million in bitcoin and ethereum at market value. The table below reflects the value of certain assets both in terms of market value and book value as of March 31, 2024 and December 31, 2023.

	March 31, 2024	December 31, 2023
	Book/Market	Book	Market
($s in 000s)	Value	Value	Value
BTC	$127,646	$32,262	$75,050
ETH	9,284	2,022	5,739
Other	4,610	726	2,443
Cash and cash equivalents	21,034	11,376	11,376
USDC	560	517	517
Treasury bill	43,813	43,151	43,151
Total	$206,947	$90,054	$138,276

Q1 Webcast

Exodus will host a webcast of its preliminary first quarter 2024 fiscal results beginning at 5:00PM (Eastern Time) on May 6, 2024. To access the webcast, please use this link. It will also be carried on the Company’s website www.exodus.com.

Information Regarding Preliminary Results

The preliminary estimated financial information contained in this press release reflects management’s estimates based solely upon information available to it as of the date of this press release and is not a comprehensive statement of our financial results for the quarter ended March 31, 2024. The preliminary estimated financial results described above constitute forward-looking statements. The preliminary estimated financial information presented above is subject to change, and our actual financial results may differ from such preliminary estimates and such differences could be material. Accordingly, you should not place undue reliance upon these preliminary estimates.

Forward-Looking Statements

This shareholder letter contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us as of the date hereof. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, quotations from management regarding confidence in our products, services, business trajectory and plans, and certain business metrics. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and may cause actual results or performance to be materially and adversely different.

Factors that might cause such a difference include, but are not limited to: expectations regarding future customer adoption of Exodus for dApps, DeFi and NFTs compared to its competitors; the ongoing conflict in Ukraine, the impact of sanctions or other restrictive actions, by the United States and other countries, and the potential response by Russia thereto; difficulties predicting user behavior and changes in user spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages, inflation and consumer confidence; unexpected or rapid changes in the growth or decline of our domestic and/or international markets; increasing competition from existing and new competitors; rapidly evolving and groundbreaking advances that fundamentally alter the digital asset and cryptocurrency industry; continued compliance with regulatory requirements; volatility in the price of cryptocurrencies, such as Bitcoin, and other digital assets; the possibility that the development and release of new products or enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected; the risks relating to our ability to sustain or increase profitability or revenue growth in future periods (or minimize declines) while controlling expenses; the compromise of user data for any reason; foreign operational, political and other risks relating to our operations; unexpected delays encountered during the audit process; and the loss of key personnel, labor shortages or work stoppages.

More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the "Risk Factors" and "Management's Discussion & Analysis of Financial Condition and Results of Operations" sections of our Form 10 Amendment No. 1 for the year ended December 31, 2023, as filed on May 1, 2024. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

Non-GAAP Financial Measure

Earnings before interest, taxes and depreciation and amortization (EBITDA) and Adjusted earnings before interest, taxes and depreciation and amortization (Adjusted EBITDA).

In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures, including Adjusted EBITDA, differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

A reconciliation of net income, the most closely comparable GAAP measure, to Adjusted EBITDA to net income can be found above in the table captioned “Reconciliation of Net Income to Adjusted EBITDA.” Investors are encouraged to review the related GAAP financial measures and the reconciliation of Adjusted

EBITDA to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business. We calculate Adjusted EBITDA as net income, adjusted to exclude provision for or benefit from income taxes, depreciation and amortization, interest expense, crypto asset borrowing costs, stock-based compensation expense, impairment, unrealized gain or loss on foreign exchange, fair value gain or loss on derivatives, non-recurring legal reserves and related costs, and other loss.

The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by industry analysts.